As filed with the Securities and Exchange Commission on April 4, 1997


                                                       Registration No. 33-15803


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                           Amendment No. 4 to Form S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933


                             ----------------------

                               RT INDUSTRIES, INC.
           (Name of small business issuer as specified in its charter)

   Delaware                        3714                            65-0309477
-----------------              -----------------               ----------------
(State or Other                (Primary Standard                (I.R.S. Employer
 Jurisdiction of                Industrial                       Identification
 Incorporation or               Classification                   Number)
 Organization)                  Number)

                          1875 East Lake Mary Boulevard
                             Sanford, Florida 32773
                                 (407) 322-8000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             John Kenney, President
                               RT Industries, Inc.
                          1875 East Lake Mary Boulevard
                             Sanford, Florida 32773
                                 (407) 322-8000
                (Name, address, including zip code, and telephone
                number, including area code of agent for service)

                              ---------------------
                                   Copies to:
                             Gary A. Schonwald, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5522
                           Telecopier: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

Pursuant to Rule 416, there are also being registered hereby such additional indeterminate shares of Common Stock as may be issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Redeemable Warrants.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                              Proposed Maximum   Proposed Maximum       Amount of
Type of Shares to be                        Amount to be     Offering Price Per  Aggregate Offering    Registration
Registered                                 Registered (1)          Share            Price (2)             Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock (3)                            3,705,278(4)        $   5.694        $21,097,853           $    6,393.29
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon                  4,557,200(5)            5.694         25,948,697                7,863.24
Exercise of Warrants (3)              ----------------------------------------------------------------------------------------------
                                            1,180,000(6)            5.694          6,718,920                2,036.04
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable
 Upon Exercise of Option(3)                   100,000(7)            5.694            569,400                  172.55
------------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                                 $   16,465.12
====================================================================================================================================



(1) The amount to be registered have been adjusted to give effect to any recapitalization with respect to the Company as of the date of this Prospectus, including without limitation that 1 for 5 reverse stock split which became effective on February 16, 1995.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b) of the Securities Act of 1933, as amended, (the "Securities Act") the registration fee has been calculated based upon a price of $5.694 per share, the average of the bid and asked prices of the common stock, par value of $.001 per share (the "Common Stock"), of RT Industries, Inc. (the "Company") as reported in the reporting system (NASDAQ SmallCap Market) for the Company on March 31, 1997.


(3) Pursuant to Rule 416 of the Securities Act there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments or, in the case of the holders of options or warrants, the operation of the anti-dilution provisions thereof.

(4) All such shares of Common Stock being registered hereby are issued and outstanding as of the date of this Prospectus and are being registered for the resale of such shares pursuant to "piggyback" registration rights of the selling stockholders who previously acquired such shares from the Company in private transactions.

(5) Issuable to 53 Selling Stockholders upon the exercise of their respective Redeemable Common Stock Purchase Warrants acquired by such stockholders pursuant to the Company's Confidential Private Offering Memoranda dated February 21, 1996 and May 22, 1996, which warrants are exercisable at an exercise price of $4.20 per share.

(6) Issuable to Elm Grove Associates II, L.P. upon the exercise of its warrants acquired from the Company pursuant to two private transactions on February 1, 1996 and on March 15, 1996, which warrants are exercisable at an exercise price of $2.28 per share.

(7) Issuable to RT Consulting, Inc. upon the exercise of outstanding stock options granted by the Company pursuant to a private transaction dated Octiber 20, 1995, which options are exercisable at an exercise price of $5.00 per share


                              ---------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 PRELIMINARY PROSPECTUS DATED APRIL 2, 1997
                              SUBJECT TO COMPLETION


                               RT INDUSTRIES, INC.


                        9,542,478 Shares of Common Stock

     This Prospectus relates to the offering by certain selling stockholders of an aggregate of up to 9,542,478 shares of the common stock, par value $.001 per share (the "Common Stock") of RT Industries, Inc. (the "Company"), as follows:

     (a) an aggregate of up to 3,705,278 shares of Common Stock, having "piggyback" registration rights, issued by the Company to 53 individuals and entities pursuant to various private transactions;

     (b) an aggregate of up to 5,837,200 shares of Common Stock, having "piggyback" registration rights and issuable upon exercise of warrants issued by the Company in private transactions during the first and second quarters, 1996 (collectively, the "Warrants"), all of which Warrants are currently exerciseable; and


     (c) an aggregate of up to 100,000 shares of Common Stock, having "piggyback" registration rights and issuable upon exercise of options issued by the Company in private transactions (the "Option"); all of which Options are currently exerciseable.


     Unless the context otherwise requires, all of the foregoing selling stockholders shall be referred to collectively as the "Selling Stockholders."

     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sales of Common Stock by the Selling Stockholders. See "Selling Stockholders and Plan of Distribution" and "Use of Proceeds."


     The Common Stock is listed on the SmallCap Market of the NASDAQ Stock Market, Inc. ("NASDAQ") under the symbol: RTIC. On March 31, 1997, the average bid and asking price of the Common Stock as reported by NASDAQ was $5.694.


                             ----------------------


               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS
             WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                  SEE "RISK FACTORS" AT PAGE 5 THROUGH PAGE 11


                            -------------------------


                THE COMPANY IS IN CONTINUING DEFAULT OF CERTAIN
          FINANCIAL MAINTENANCE COVENANTS UNDER ITS PRINCIPAL REVOLVING
              LINE OF CREDIT WITH CONGRESS FINANCIAL CORPORATION.
             SEE "RISK FACTORS - OUTSTANDING INDEBTEDNESS" AT PAGE 6



                            -------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is [_________ __,] 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's web site (http//:www.sec.gov.)

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:


     (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (Commission File No. 0-20436); (ii) Amendment to the Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996 (Commission File No. 0-20436); (iii) Quarterly Reports on Forms 10-QSB for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996, respectively; (Commission File No. 0-20436) (iv) Amendment to the Quarterly Report on Form 10-QSB/A for the quarterly period ended September 30, 1996; (Commission File No. 0-20436) (v) Reports on Forms 10-C for the events dated January 20, 1996, March 29, 1996, April 19, 1996 and May 3, 1996 (Commission File No. 0-20436); (vi)
Reports(3) on Forms 8-K for the events dated December 5, 1996 and December 16, 1996 and Forms 8-K and 8-K/A for the event dated March 24, 1997 (Commission File No. 0-20436); and (vii) the description of the Company's Common Stock contained in its Registration Statement on Form S-18 filed with the Securities and Exchange Commission (the "SEC") on April 8, 1992 (Registration No. 33-47037-A).


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to RT Industries, Inc.,
Attn: President, 1875 East Lake Mary Boulevard, Sanford, Florida 32773; telephone: (407) 322-8000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus. Each prospective investor is urged to read this prospectus in its entirety. Unless otherwise indicated, all share and per share information in this prospectus gives effect to a 1 for 5 reverse stock split on February 16, 1995 and (ii) an increase in the total authorized capital stock of the Company from 10,000,000 to 30,000,000 shares effected on August 7, 1996.

The Company

     RT Industries, Inc., a Delaware corporation formed on January 16, 1992 (the "Company"), through its subsidiary, Roinco Manufacturing, Inc. ("Roinco"), manufactures, assembles and/or distributes new automotive friction products (brake linings and new brake pads) and assembles and distributes ignition wires for the automotive aftermarket (replacement parts sold for use on motor vehicles after initial purchase). Sales of the Company's products are made to automotive distributors, mass merchandisers and chain stores. The Company does not market its products directly to retail customers. The Company currently maintains a manufacturing/ assembly/distribution facility and a warehouse facility located in the state of Florida.

     The Company was incorporated in in the state of Delaware on January 16, 1992. Unless the context otherwise requires, all references in this Prospectus to the Company include the Company and its wholly-owned subsidiaries Roinco, Ultratech, RT Friction, and Ultra Brake. The Company's executive offices are located at 1875 East Lake Mary Boulevard, Sanford, Florida 32773, and its telephone number is (407) 322-8000.

     As part of a general restructuring plan, the Company has consolidated operations formerly performed by Ultratech of South Florida, Inc. ("Ultratech"), RT Friction, Inc. ("RT Friction") and Ultra Brake Corporation ("Ultra Brake"), all subsidiaries of the Company. None of these subsidiaries currently conduct any business operations. Such operations are now performed by the Company or have been contracted out to the industry. The Company intends to undertake the necessary steps to dissolve such subsidiaries under the applicable laws of each such subsidiary's place of incorporation.

The Offering


Securities Offered                      9,542,478   shares  of   Common   Stock,
                                        including  5,837,200  shares  of  Common
                                        Stock underlying outstanding Warrants and Options, all of which are currently exerciseable.


Common Stock Outstanding:


     Prior to the Offering:             9,007,636 shares (1)

     After the Offering                 14,844,836 shares (2)

Use of Proceeds:                        Although  the  Company  will not receive
                                        any  proceeds  from the  sale of  Common
                                        Stock by the Selling  Stockholders,  the
                                        Company will realize  gross  proceeds of
                                        up to  $22,330,640  to  the  extent  the
                                        Selling   Stockholders    exercise   all
                                        outstanding Warrants and Options. All of
                                        the Warrants  and Options are  currently
                                        exerciseable   for   an   aggregate   of
                                        5,837,200  shares until  expiration,  as
                                        follows: (i) until February 1, 2001 with
                                        respect  to  980,000   Warrants   at  an
                                        exercise  price  of  $2.28;  (ii)  until
                                        March 15,  2001 with  respect to 200,000
                                        Warants  at an  exercise  price of $2.28
                                        and  3,032,000  Warrants  at an exercise
                                        price of  $4.20;  (iii)  until  June 27,
                                        2001 with respect to 1,525,200  Warrants
                                        at an exercise price of $4.20;  and (iv)
                                        until  October 20, 2000 with  respect to
                                        the 100,000  Options.  The net amount of
                                        such  proceeds,   if  any,  is  entirely
                                        dependent  on the number of Warrants and
                                        Options exercised. The Company cannot be
                                        certain of the number  exercised  or the
                                        timing  of any such  exercises,  but for
                                        purposes  of  illustrating  the  use  of
                                        proceeds,   the   Company   assumes  the
                                        holders of  Warrants  and  Options  will
                                        exercise sufficient Warrants and Options
                                        for the  Company to realize $5  million,
                                        of which there can be no  assurance.  If
                                        $5 million in net  proceeds is realized,
                                        the   Company   presently   intends   to
                                        allocate  such net  proceeds as follows:
                                        $2 million  for  working  capital,  $1.5
                                        million for the purchase  and  upgrading
                                        of equipment and  machinery,  $1 million
                                        for  debt   reduction  and  500,000  for
                                        general corporate purposes. If less than
                                        $5 million in net  proceeds is realized,
                                        the Company will reallocate  funds among
                                        the above  categories  in such manner as
                                        it deems  appropriate.  If more  than $5
                                        million in net proceeds is realized, the
                                        Company   will    consider    allocating
                                        additional funds to purchase and upgrade
                                        equipment  and  machinery as well as for
                                        the    expansion   of   the    Company's
                                        operations through possible  acquisition
                                        of  existing   companies  in  businesses
                                        which the

--------------------------------------------------------------------------------

                                        Company believes are compatible with its business. See "Use of Proceeds"

NASDAQ Symbol:                          Common Stock - RTIC


Risk Factors                            The securities  offered hereby involve a
                                        high degree of risk. See "Risk Factors."

----------
(Footnotes)


(1)  Based on shares of Common Stock outstanding on March 31, 1997.

(2) Assumes the issuance of 5,837,200 shares of Common Stock, the maximum number of shares issuable upon the exercise of all outstanding Warrants and Options.





--------------------------------------------------------------------------------

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision. Prospective investors should consult with their own legal, tax and financial advisors. This Prospectus contains forward-looking statements. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors".


     1. Limited Relevant Operating History; Uncertainty of Plan of Operation. During the third and fourth quarters of 1994 and continuing through the fiscal year ended 1995, the Company engaged in the restructuring and consolidation of its operations resulting in the closings of its integrally molded brake pad production facility in Caruthersville, Missouri (the "Missouri Plant") and its riveted brake pad production facilities in each of Lindenhurst, New York and Brownsville, Tennessee (the "New York Plant" and the "Tennessee Plant," respectively) (the Missouri Plant, New York Plant and Tennessee Plant collectively called the "Production Facilities"). With respect to the closing of the Production Facilities, the Company transferred all of the production equipment, raw materials, finished goods and supplies to its Sanford, Florida facilities. All management personnel as well as hourly employees at the Production Facilities were dismissed. In addition to the above consolidation, the Company further reduced costs by eliminating five management positions at its Sanford, Florida facilities. In light of the aforesaid restructuring and consolidation, the Company has a limited relevant operating history upon which an evaluation of its prospects and performance may be made. Prospects for the Company must be considered in light of the risks, expenses, problems and difficulties frequently encountered in the restructuring of a business in a continually evolving industry, chiefly characterized by an increasing number of market entrants and intense competition. Over the last several years the automotive replacement parts industry has experienced continuing consolidation of manufacturers, distributors and retailers of automotive replacement parts, including, without limitation, the acquisition of mid-sized brake pad manufacturers by larger automotive replacement parts manufacturing companies with substantially greater financial resources than the Company. At the same time, a number of manufacturers have entered the market for riveted brake pads, selling at the regional markets based primarily on price. As a result, manufacturers have fewer customers to sell which increases the competition for these customers. There can be no assurance that the Company's restructuring plan will result in reduced operating costs or significantly improved operating results.


     2. Significant Continuing and Increasing Losses; Declining Revenues; Explanatory Paragraph in Report of Independent Certified Public Accountants. The Company has generated limited revenues and incurred substantial and increasing losses since its inception. For the years ended December 31, 1994, 1995 and 1996, the Company incurred net losses of $3,298,587, $4,179,642 and $6,118,170, respectively, resulting in an accumulated deficit of $11,181,380 at December 31, 1996. Losses are continuing through the date of this Prospectus. The Company also expects it will continue to incur significant operating expenses in connection with its operations. As a result of these expenses, the Company anticipates that it will continue to incur significant operating losses for the foreseeable future, and until such time, if ever, as the Company is able to attain adequate sales levels to support operations, sufficiently reduce its operating expenses and fully implement its restructuring. The generation of that level of revenues and reduction of operating expenses is dependent upon the Company's reestablishing satisfactory relationships with suppliers and successfully implementing its restructuring plan. There can be no assurance that the Company's revenues will not decline further in the future, that the Company will be able to reduce operating expenses, that losses will not continue, or that the Company will ever achieve profitable operations. The Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's financial statements as of year end 1996 stating that the Company has experienced significant operating losses, has an accumulated deficit and is in continuing default on a note payable to its primary lender. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     3. Inability to Obtain Trade Credit. Many suppliers and contractors of the Company require cash payments prior to supplying goods or rendering services to it. Although the Company has been able to arrange for credit with some of such suppliers and contractors, if the Company does not generate and collect revenues in a timely manner, its ability to pay its suppliers and contractors on a cash basis could be severely curtailed. The Company's inability to obtain credit to purchase supplies has in the past had a materially adverse effect on the Company, significantly decreasing the Company's ability to satisfy the Company's then existing demand for its products, resulting in the significant decrease in the Company's revenues. Continued inability to obtain adequate sources of supply in the future could continue to have a materially adverse effect on the Company's operating results, including a further decrease in revenues, and could require the Company to further limit or cease operations entirely.



     4. Risks Relating to Important Debt Restructuring. The Company restructured certain of its outstanding trade debt in March 1995. In connection with such debt restructuring, a committee of the Company's unsecured trade creditors (the "Trade Creditors") agreed on March 7, 1995 (the "Composition Agreement") to repayment by the Company of the unsecured trade debt (the "Trade Debt") of the Trade Creditors electing to participate in the Composition Agreement, representing approximately $2,836,000 of the $3,032,000 in Trade Debt. Trade Creditors, representing approximately $2,500,000 of the Trade Debt elected a lump sum payment of $0.35 for every $1.00 of the Trade Debt and were paid in 1995. The balance of the electing Trade Creditors, representing $336,000 of the Trade Debt, chose periodic payments and have received approximately thirty percent (30%) of the periodic payments. The Company is required to continue to make payments of approximately $26,000 every six months, with the next payment due in the third fiscal quarter 1997 and the final payment becoming due in March, 2000. The Company has timely paid all lump-sum payments and periodic payments required under the Composition Agreement. However, there can be no assurance that the Company will be able to satisfy its obligations. Failure to do so could have a material adverse effect on the Company.

     5. Significant Capital Requirements; Dependence on Offering Proceeds; Possible Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company has been dependent upon placements of its equity and debt securities, which have raised an aggregate of approximately $6,770,000 during 1996, borrowings under its line of credit with Congress Financial Corporation ("Congress") and equipment leases in order to satisfy its working capital requirements. The Company continues to operate with severe cash flow restraints and the amount of cash generated by the Company's operations is currently insufficient to satisfy the Company's cash requirements. Accordingly, the Company will require significant financing to continue operations. Other than a line of credit with Congress (currently having an additional borrowing base of $35,000 as determined on an asset valuation basis), the Company has no other sources of financing. Moreover, the Company's line of credit matures in April 1997 and automatically renews on a yearly basis, unless terminated by either party in accordance with the loan and security agreement. Additionally, to the extent that the Company incurs additional indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that the Company will be able to increase its borrowing base, that the line of credit will be extended or refinanced or that the Company will be able to obtain additional financing on commercially reasonable terms, or at all. In addition, there can be no assurance that a sufficient number of holders will elect to exercise their respective Warrants and Options to enable the Company to raise sufficient net proceeds to pay operating costs, provide working capital for the Company and to finance the Company's efforts to identify potential acquisition candidates. Moreover, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders.

     6. Outstanding Indebtedness; Security Interests; Restrictive Covenants; Defaults Under Outstanding Indebtedness; Potential Filing under Bankruptcy Code if Debt Financing is foreclosed. In order to finance the Company's capital requirements, the Company has incurred substantial indebtedness. The Company currently has approximtely $1.44 million in outstanding indebtedness, including $464,335 (at March 1, 1997) under its secured line of credit with Congress, approximately $237,246

(at March 31, 1997) to the Trade Creditors, and approximately $543,695 of equipment lease financing indebtedness (at March 31, 1997). The line of credit and the equipment leases are secured by security interests in substantially all of the assets of the Company. The Company is current in its payments on the outstanding indebtedness to the Trade Creditors and the equipment lessors. The Company, however, is in continuing default of certain financial covenants (but not its payment obligations) under its loan with Congress. While Congress has verbally informed the Company that it will not call its loan with the Company, provided the Company is in compliance with certain applicable lending formulas, there can be no assurance that such default may not cause Congress to accelerate the loan. Congress has not waived the Company's defaults and, as such, can cease funding the credit line and/or accelerate the loan and demand payment in full of the outstanding balance. Although the Company has been able to obtain renewals of its credit facilities in the past, there can be no assurance that Congress will continue its lending arrangements with the Company. As a result, Congress could declare the Company's obligations immediately due and payable and foreclose on the Company's assets. To the extent that all of the Company's assets continue to be pledged to secure outstanding indebtedness, such assets will not be available to secure additional indebtedness. In addition, the Company's loan agreement relating to the line of credit with Congress restricts the ability of the Company to incur additional indebtedness and requires the Company to satisfy certain financial ratios. The terms of the secured indebtedness may limit the ability of the Company to obtain additional financing on terms favorable to the Company or at all. If Congress were to foreclose on the Company's assets or the Company was unable to refinance such indebtedness to Congress, the Company may be required to, or otherwise deem it necessary or appropriate, to seek protection from its creditors under the Federal Bankruptcy Code, including without limitation petitioning for reorganization under Chapter 11 of the Bankruptcy Code.



     7. Seasonality, Fluctuations and Operating Results. The Company's operating results may vary from period to period as a result of purchasing patterns of potential customers, the timing of introduction of new products by the Company's suppliers and competitors, variations in sales by distribution channels, product availability and pricing and the seasonal nature of the Company's business. The Company's business has a seasonal decline during the colder winter months of the first and fourth fiscal quarters which corresponds to a decline in retail sales of the Company's products. Results for one period, however, are not indicative of sales for the year.

     8. Dependence on Third Party Marketing and Sales Efforts. The Company has relied, and intends to continue relying to a large extent, on arrangements with independent sales representatives to market its products as well as sell and distribute its products. The Company's prospects will depend upon its ability to develop and maintain strategic marketing relationships with additional independent sales representatives and upon the marketing and distribution efforts of its distributors and other strategic partners. Moreover, the arrangements with such sales representatives may be terminated at any time by the sales representatives or the Company. While the Company believes that any independent sales representatives with which it enters into such arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to these activities generally will be contributed and controlled by such representatives and not by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to finalize any additional third-party distribution, marketing or joint venture arrangements, that such arrangements, if finalized, will result in the successful commercialization of any of the Company's products or that the Company's sales representatives will apply substantial efforts or resources to sales of the Company's products.

     9. Dependence on Third-Party Suppliers and Contractors. The Company is dependent on third-party arrangements for the manufacture and supply of component parts, including steel, the largest material component in the production of brake pads. The Company does not maintain supply contracts with any of its manufacturers and purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. For the eight months ended August 31, 1996, the Company purchased approximately 44.6% of its component requirements from one manufacturer. Such purchases represented all of the Company's purchases of steel during such period. Although the Company currently has four sources for this component and believes that additional alternative sources are readily available, failure by such manufacturer to continue to supply the Company with components on commercially reasonable terms, or at all, in the absence of readily available alternative sources, could have a material adverse effect on the Company. The Company is substantially dependent on the ability of its manufacturers, among other things, to satisfy performance and quality specifications and dedicate sufficient production capacity for components within scheduled delivery times. There can be no assurance that the Company's suppliers will have sufficient production capacity to satisfy the Company's component requirements during any period of sustained demand. Failure or delay by the Company's suppliers in supplying necessary components to the Company could adversely affect the Company's ability to obtain material components and deliver its products on a timely and competitive basis.


     10. Lack of Patent Protection; Proprietary Rights Risks. The Company has developed and currently owns certain proprietary processes and formulas with respect to the production and manufacture of its integrally molded brake pads. The Company's products have not been patented and the Company relies on a combination of contractual rights, non-disclosure agreements with its employees, distributors and customers, and technical measures to establish and protect the ideas, concepts, and documentation of its proprietary technology and know-how. Such methods, however, may not afford complete protection, and there can be no assurance that third parties will not independently develop such know-how or obtain access to the Company's know-how, ideas, concepts, and documentation. Although the Company believes that its technology has been developed independently and does not infringe on the proprietary rights of others, there can be no assurance that the technology does not and will not so infringe or that third parties will not assert infringement claims against the Company in the future. In the case of infringement, the Company would, under certain circumstances, be required to modify its products or obtain a license. There can be no assurance that the Company will have the financial or other resources necessary to defend successfully a patent infringement or other proprietary rights infringement action. Failure to do any of the foregoing could have a material adverse effect on the Company. Furthermore, if the Company's products or technologies are deemed to infringe upon the rights of others, the Company could become liable for damages, which would have a material adverse effect on the Company.


     11. Collection of Accounts Receivable. The Company's sales to resellers and distributors are made on credit terms and it does not hold collateral to secure payment. As of December 31, 1996, there were accounts receivable of approximately 1,042,278, of which $744,068 were outstanding over 90 days. There can be no assurance that uncollectible receivables will not exceed the Company's reserves for doubtful accounts ($459,897 as of December 31, 1996). Any significant increase in uncollected accounts receivables beyond reserves could have a material adverse effect on the Company's business, results of operation and financial condition. Continued delays in collection or uncollectability of accounts receivable could have a material adverse effect on the Company's liquidity and working capital position and could result in the write off of any such account receivable which could have a material adverse effect on the Company's operating results in the future.


     12. Competition. The distribution of automotive replacement parts is a highly competitive business. The Company competes in its market area with other auto parts manufacturers and distributors. Many of the Company's competitors have greater financial, marketing, personnel and other resources than the Company, better name recognition and wider or otherwise stronger distribution networks which may position such competitors to compete more effectively for the sale of automotive replacement parts. Competition in the automotive aftermarket industry is based on service provided to customers, price of products, speed of filling orders and delivery of products, as well as customer convenience. As in the case of most distributors, the Company's products are priced based upon the competitive situation and purchaser volume. Distributors larger than the Company may be able to offer large discounts and offer better terms on volume purchases than those offered by the Company. Many of the Company's competitors in both the jobber and specialty brake parts distribution markets are larger and have greater capital and management resources than the Company. There can be no assurance that the Company will be able to compete successfully or that competitors will not develop products that render the Company's products less marketable or its equipment obsolete. There are no significant barriers to entry into the business operated by the Company. There are usually no proprietary rights which can be protected from competition by patents, copyrights or similar intellectual property protections. Many of the Company's current and potential competitors have significantly greater financial, manufacturing, marketing and personnel and other resources than the Company. Accordingly, there can be no assurance that the Company will be able to compete successfully against such existing and potential competitors.

     13. Possible Volatility of the Securities. The market prices of the securities may respond to quarterly variations in operating results and other events or factors, including, but not limited to, the sale or attempted sale of a large amount of the securities into the market. Additionally, in recent years, the stock market has experienced extreme levels of price and volume volatility, particularly in the securities of smaller companies. These fluctuations have had a substantial effect on the market prices of many companies, often unrelated to the operating performance of the specific companies. Similar events in the future may adversely affect the market prices of the securities.

     14. Control of the Company. As of the date of this Prospectus, a director of the Company, Mandel Sherman, also serves as the executive officer of the general partner of Elm Grove Associates II, L.P. ("Elm Grove"), a limited partnership owning, on a fully diluted basis, 1,930,000 shares of Common Stock (assuming exercise of outstanding warrants to purchase 980,000 and 200,000 shares at $2.28 per share), which represents approximately 20.3% of the issued and outstnding Common Stock of the Company prior to the exercise of any warrants by selling stockholders hereunder. Other than the beneficial ownership interest of Mr. Sherman described above, the officers and directors of the Company do not collectively own (assuming exercise of outstanding options and warrants held by such officers and directors except for 750,000 shares of Common Stock authorized for issuance pursuant the Company's Stock Option Plan, none of which have been granted as of the date of this Prospectus), any shares of the Common Stock. As a result, Elm Grove will be in a position to materially influence, if not control, the outcome of all matters requiring stockholder approval in connection with the operation of the Company, including electing directors, increasing authorized capital and dissolving, merging, or selling the assets of, the Company. See "Selling Stockholders and Plan of Distribution."


     15. Limitations on Use of Net Operating Loss Carry Forwards. As of December 31, 1996, the Company had net operating loss carry forwards of approximately $10,228,000, in respect of future federal income taxes, which expire in the years 2009 through 2011, but may be utilized in the interim period until expiration. The Company's use of its net operating loss carry forwards to offset taxable income in any period subsequent to the consummation of its 1992 initial offering may be subject to certain annual limitations as a result of an "ownership change" (as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder), which may have occurred or which may recur in the future. If one or more "ownership changes" is deemed to have occurred, there can be no assurance as to the specific amount of net operating loss carry forwards available in any post-change year since the calculation is based upon a fact-dependent formula.

     16. Shares Eligible for Future Sale; Registration Rights of Certain Stockholders. Of the 9,007,636 shares of Common Stock outstanding as of the date of this Prospectus, 5,035,879 shares are "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act). Such securities are eligible for resale under Rule 144. The Company also has outstanding
Warrants and Options to purchase, as well as convertible debt instruments convertible to, an aggregate of approximately 7,535,896 shares of Common Stock (assuming a conversion as of March 31, 1997), substantially all of which are registrable pursuant to "piggyback" registration rights granted to the holders of such Warrants, Options and convertible debt instruments. (Included in such shares is an estimated 385,000 shares issuable pursuant to conversion of debentures issued pursuant to Regulation S as promulgated by the SEC under the Act. The actual amount of shares issued is dependent on the market price of the Common Stock at the time of the conversion.) Substantially all of the restricted securities of the Company as well as the shares issuable upon the exercise of Warrants and Options are being registered hereunder. Although there can be no assurance that all the Shares or underlying shares of Common Stock issuable upon the exercise of the Warrants and Options will be registered hereunder pursuant to "piggyback" registration rights granted to the holders of such Warrants and Options, to the extent such underlying shares of Common Stock are registered, such shares may be sold at any time by the holders thereof or their transferees. Under Rule 144, a person who has held restricted securities for a period of two years may, every three months, sell, in ordinary brokerage transactions or in transactions directly with a market maker, an amount equal to the greater of 1% of the Company's then-outstanding common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and has satisfied a three-year holding period. No prediction can be made as to the effect, if any, that sales of such shares will have on the market prices prevailing from time to time. Nevertheless, sales (or availability for sale) of such shares or the shares of Common Stock underlying the Warrants and Options, or even the existence of the right to exercise the Warrants and Options, may depress the market price of the Common Stock in any market on which such shares are traded and could impair the Company's ability to raise capital through the sale of its equity securities.

     17. Recent Changes in Management. The Company has recently undergone certain changes in personnel, including the termination of certain key personnel engaged in executive, marketing and managerial capacities. Such terminations directly resulted from the Company's consolidation of its operations from the Production Facilities to its Sanford, Florida plant. (See Risk Ractors 1 -- Limited Relevant Operating History; Uncertainty then of Plan of Operation) In addition, three management personnel, including the then president and Chief Executive Officer as well as the Chief Financial Officer of the Company, voluntarily terminated their employment with the Company in the fall of 1995 to pursue other opportunities, resulting in certain of the Company's executive officers and directors only recently joining the Company during the 1995-1996 fiscal years. The success of the Company is largely dependent upon its ability to hire and retain qualified management, technical, marketing, financial and other personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel or that any such personnel will become sufficiently familiar with the Company's operations or customer base in a timely manner. Failure to hire such personnel could have a material adverse effect on the Company.

     18. Delaware Anti-Takeover Law. The Company, a Delaware corporation, is subject to the General Corporation Law of the State of Delaware, including
Section 203, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (i) prior to such date, the board of directors approved the business combination; or
(ii) upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting securities, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the board of directors and the stockholders. "Business combination" is defined to include mergers, asset sales and certain other transactions with an "interested stockholder." An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, to date, the Company has not made this election. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

     19. No Cash Dividends. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any such dividends in the foreseeable future. Moreover, the Company is currently prohibited from paying dividends on its Common Stock pursuant to the terms of its line of credit with Congress, and otherwise, and does not anticipate that it will be able to, for this and other reasons, pay any such dividends in the foreseeable future.

     20. Current Prospectus and State Registration Required. The right of any Selling Shareholder and subsequent purchaser to sell, transfer, pledge or otherwise dispose of the Common Stock included in this Prospectus will be limited by the Securities Act and state securities laws and the regulations promulgated thereunder and certain offering terms. Consequently, a holder of Common Stock may not be able to liquidate his investment unless the Company has a current prospectus covering such shares of Common Stock registered or qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of such stockholder. Although the Company has undertaken to use its best efforts to continue to maintain the effectiveness of the registration and qualification of all the shares of Common Stock and to maintain a current prospectus relating thereto, there is no assurance that it will be able to do so. The value of the Common Stock may be greatly reduced if a prospectus covering the Common Stock is not kept current or if such Common Stock is not qualified or exempt from qualification in the states in which the stockholders then reside. In jurisdictions in which shares underlying the Warrants and Options are not qualified or not exempt under the securities laws of such jurisdictions, the Company would not be able to issue shares of Common Stock to Stockholders desiring to exercise their respective Warrants and Options unless and until such shares could be qualified for sale in the jurisdictions in which such persons reside, or an exemption from such qualification exists in such jurisdictions. Such persons would have no choice but to attempt to sell their shares of Common Stock in a jurisdiction where such sales are permissible or allow such Warrants and Options to expire unexercised.

     21. Requirements for Continued Listing on NASDAQ; Risk of Low-Priced Securities. The Common Stock is listed on the NASDAQ SmallCap Market (the "SmallCap Market"). The National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on the SmallCap Market. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; and that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000. For continued
listing, an issuer must, among other things, maintain at least $2,000,000 in total assets, a $200,000 market value of the public float, and at least $1,000,000 in total capital and surplus. In addition, continued listing requires a minimum of two market makers and a minimum bid price of $1.00 per share. A deficiency in the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on NASDAQ if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. There can be no assurance that the Company will continue to satisfy requirements for maintaining a NASDAQ listing. If the Company's securities were excluded from NASDAQ, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with, among other things which may be at issue, the initial listing requirements to be relisted on NASDAQ. Delisting may restrict investors' interest, as well as the interest of brokers and analysts in the financial community, in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. It is anticipated that if the Company's securities are delisted, trading, if any, in such securities would be conducted in the over-the-counter market on the National Association of Securities Dealers, Inc. OTC Electronic Bulletin Board established for securities that do not meet the NASDAQ listing requirements or quoted in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate price quotations and volume information concerning the Common Stock. Moreover, if the Common Stock is delisted from the SmallCap Market because trading price of the Common Stock is less than $1.00 per share, such securities might be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Although the Company believes that the Common Stock will not be defined as a penny stock due to their listing on The NASDAQ SmallCap Market, in the event such securities subsequently become characterized as a penny stock, the market liquidity for such securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell such securities and, thus, the ability of purchasers in this offering to sell their shares of Common Stock in the secondary market.


                              RECENT DEVELOPMENTS

     As of the date of this Prospectus, all legal proceedings previously disclosed in the Company's filings with the SEC, concerning allegations against the Company or its affiliates for breaches of equipment leases and quality of products manufactured by the Company and/or its affiliates, have been dismissed. FCI Marketing, Inc. v. RT Industries, Inc. et al. (Case No. 96-6020-CV-SJ-4) was dismissed by Order, dated October 8, 1996, of the U.S. District Court, W.D. MO and State of Missouri v. Tygar et al. (Case No. CR495-22F) was dismissed by Order, dated December 4, 1996, of the Circuit Court of Dunklin County, MO.


                                 USE OF PROCEEDS



     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. In the event that the shares of Common Stock offered hereby are issued pursuant to the terms of the outstanding Warrants and Options of the Company, of which there can be no assurance, the Company would realize up to approximately $22,330,640 in gross proceeds. Net proceeds, if any, is entirely dependent on the number of Warrants and Options exercised. The Company cannot be certain of the number exercised or the timing of any such exercises, but for purposes of illustrating the use of proceeds, the Company assumes the holders of Warrants and Options will exercise sufficient Warrants and Options for the Company to realize $5 million, of which there can be no assurance. If $5 million in net proceeds is realized, the Company presently intends to allocate such net proceeds as follows:

                                    Approximate
                                      Amount
    Application of                    of Net             Priority
     Net Proceeds                    Proceeds         (1 High & 5 Low)
     ------------                    --------         ----------------

1. Working Capital:                  2,000,000              1

2. Purchase and Upgrade
     Equipment and Machinery:        1,500,000              2

3. Debt Reduction:                   1,000,000              3

4. General Maintenance:                500,000              4

5. Restructuring and Possible
     Acquisition of Businesses:         *                   5


----------
* To the extent that the Company realizes more than the estimated $5 million in net proceeds, the Company will allocate additional funds to the purchase and upgrade of equipment and machinery as well as in connection with the continued implementation of the Company's restructuring plan designed to reduce its debt and expand its operations through the possible acquisition of existing companies in businesses which the Company believes are compatible with its business. While the Company from time to time evaluates potential acquisition companies, the Company has no written agreements, understandings or arrangements with respect to any acquisition as of the date of this Prospectus. In the event that management determines that a potential acquisition is in the best interests of the Company, management shall allocate the net proceeds to cover costs incurred to consummate the Merger. The Company also intends to use a portion of the net proceeds to cover costs incurred in connection with this Registration Statement.


     While the initial allocation of any net proceeds obtained, as set forth above, represents the Company's best estimate of its future financing needs, the amounts actually expended may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors. The Company, therefore, reserves the right to reallocate the net proceeds of this offering among the various categories set forth above as it, in its sole discretion, deems necessary and advisable.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION


     An aggregate of up to 9,542,478 shares of Common Stock are being registered pursuant to this Prospectus for resale by the Selling Stockholders, including up to an aggregate of 5,837,200 shares underlying the Warrants and Options held by such Selling Stockholders. The Warrants are exercisable to purchase (i) up to 4,557,200 shares of Common Stock at an exercise price of $4.20 per share, which Warrants are exerciseable until March 15, 2001 and June 27, 2001 with respect to 3,032,000 Warrants and 1,525,200 Warrants, respectively and (ii) up to 1,180,000 shares of Common Stock at an exercise price of $2.28 per share, which Warrants are exerciseable until February 1, 2001 and March 15, 2001 with respect to 980,000 Warrants and 200,000 Warrants, respectively. The Options are exercisable to purchase up to 100,000 shares of Common Stock at an exercise price of $5.00 per share, which Options are exerciseable until October 20, 2000. The Company has agreed to register all such shares under the Securities Act (assuming that the Selling Stockholders opt to exercise to the fullest extent their respective "piggyback" registration rights) and to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of counsel). Such shares have been included in the Registration Statement of which this Prospectus forms a part. The Registration Statement covers both resales of the outstanding Common Stock held by the Selling Stockholders and Common Stock upon the exercise of outstanding Warrants and Options also held by such Selling Stockholders.

     Except as described in the notes to the table below, none of the Selling Stockholders has ever held any position or office with the Company or had any other material relationship with the Company. The following table sets forth certain information as of March 31, 1997, with respect to beneficial ownership of the Company's Common Stock by each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock and all directors and executive officers as a group.


=========================================================================================================
                                                 Amount and Nature of            Percentage (%) of
         Name of Beneficial Owner                Beneficial Ownership          Beneficial Ownership
---------------------------------------------------------------------------------------------------------
Elm Grove Associates II, L.P. (1)                      1,930,000(2)                    20.3(3)
---------------------------------------------------------------------------------------------------------
directors and executive officers
as group (4 persons)                                   1,930,000(4)                    20.3(5)
=========================================================================================================

(1) A current director of the Company, Mandel Sherman, is President of Miss Sloan Capital Limited, the general partner of Elm Grove.

(2) Elm Grove acquired 750,000 shares of Common Stock from Ronald Tygar, then a director and officer of the Company, pursuant to that purchase agreement, dated October 20, 1995, as amended by amendments dated February 6, 1996, October 11, 1996 and November 25, 1996. In addition, Elm Grove holds warrants currently exercisable to purchase up to 1,180,000 shares of Common Stock, at the exercise price of $2.28.

(3)  Assumes exercise by Elm Grove of all of its outstanding warrants.

(4) Consists of 1,930,000 shares of Common Stock purchased by, or subject to exercise of outstanding warrants held by, Elm Grove (see Note (2) above).

(5)  See Note (3) above.


     The following table sets forth certain information with respect to the Selling Stockholders:

=============================================================================================================================
                                                   Beneficial
                                                   Ownership                                           Shares Beneficially
                                                   of Shares of                                              Owned
                                                   Common Stock            Shares to be Sold              After the
        Selling Stockholder                        Prior to Sale(1)          in the Offering(1)          Offering(2)
-----------------------------------------------------------------------------------------------------------------------------


Robert E. Ahr                                           48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Alliance Capital
Investments Corp.                                      300,000               300,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Steven Axman                                           144,000               144,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Gerald E. Batt, Trustee                                 25,000                25,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Neil Bellet                                            240,000               240,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Ellis S. Belodoff                                      288,000               288,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Robert J. Blackwell                                     96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Morton Blaufaud                                         48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Wallace James Brown                                     48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Justin Brown                                            48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Gary Brustein                                          240,000               240,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Ana K. Cohen                                           240,000               240,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Gary Cohen                                              48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Michael P. Curtis                                      240,000               240,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Elm Grove Associates II,
  L.P.                                               1,930,000             1,930,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Kenneth Ewald                                           96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Fidelity Research Corp.                                 96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Galaxy Investments, Inc.                               240,000               240,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Marvin Ginsberg                                         48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Nina Goldberg                                          576,000               576,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Moshe Hasson                                           144,000               144,000                         0
-----------------------------------------------------------------------------------------------------------------------------
John B. Hempstead                                      192,000               192,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Donna C. Hoefer                                         48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Monty Hyman                                             96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Arthur Inden                                            60,000                60,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Joseph "Craig" Intelisano                               96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Interpacific Capital
Management Corp.                                       576,000               576,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Wayne/Barbara Jenkins                                  144,000               144,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Lawrence Kaplan                                         60,000                60,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Stanley A. Kaplan                                       60,000                60,000                         0
-----------------------------------------------------------------------------------------------------------------------------
E. Gerald Kay                                           96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
William I. Kracke                                       48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Kenneth J. Kross                                        48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
George Loeb                                             96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Anna Marie Longo                                        48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Douglas B. Luce                                        567,000               567,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Nghia Vinh Luong                                       144,000               144,000                         0
-----------------------------------------------------------------------------------------------------------------------------
F. Lanham Lyne, Jr.                                     48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Valerie Lynn                                            48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Edward B. McDaid                                        48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Delbert/Elmeda McNamara                                 48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Robert N. Murray                                        48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Thomas C. Murray, Jr.                                   40,800                40,800                         0
-----------------------------------------------------------------------------------------------------------------------------
NATCO Trading Company                                  144,000               144,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Walter Nazarewicz                                       48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Marc A. Osheroff                                        50,000                50,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Fred Perry                                              96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Peter and Maragaret Pritz                               48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
David Quinn                                             48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Richard E. Riebel                                       48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Jeremy S. Rosen                                        205,000               205,000                         0
-----------------------------------------------------------------------------------------------------------------------------
David I. Rosen, Trustee                                 20,000                20,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Joel Russell                                            48,000                48,000                         0
-----------------------------------------------------------------------------------------------------------------------------
John Schoenmaker                                        96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Leslie Schwartz                                        144,000               144,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Jerome & Rochelle Sirot                                 96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Michael Todd                                           240,000               240,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Leslie Torino                                           96,000                96,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Ronald Tygar                                            76,678                76,678                         0
-----------------------------------------------------------------------------------------------------------------------------
RT Consulting, Inc.                                    100,000               100,000                         0
-----------------------------------------------------------------------------------------------------------------------------
Richard Wisely                                          96,000                96,000                         0
=============================================================================================================================
Totals                                               9,542,478             9,542,478                         0
=============================================================================================================================



(1) Assumes exercise of all Warrants and Options, as applicable, held by such stockholder.


(2) Assumes all of the shares of Common Stock offered hereby are sold by the Selling Stockholders.


     The Common Stock issuable upon exercise of the Warrants and Options, all of which are currently exerciseable, as well as the Common Stock held by the Selling Stockholders may be offered and sold by the Selling Stockholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions which may be below the prevailing market price. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Sales in the market by the Selling Stockholder may be subject to the anti-manipulative Rules 10b-6 and 10b-7 of the Exchange Act and, upon notice to the Company by any Selling Stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares of Common Stock involved, the price at which such shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling
Stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

Walsh, Manning Securities, LLC ("Walsh Manning") is a registered broker- dealer and is a market maker in the Common Stock. In connection with the registration of the shares of Common Stock under this Prospectus, at least 95% of the Selling Stockholders have agreed (i) not, without the prior written consent of Walsh Manning, to sell, offer for sale, or otherwise dispose of, during any given month, more than 5% of their shares of Common Stock until nine (9) months after the date of this Prospectus and (ii) so long as Walsh Manning offers terms at least as favorable as obtained by the Selling Stockholder elsewhere, to utilize Walsh Manning in connection with any sell, offer for sale or other disposition of their respective shares of Common Stock. Under certain circumstances, Rule 10b-6 promulgated under the Exchange Act may preclude Walsh Manning from making a market in any of the Company's securities for up to nine (9) business days prior to the sale of any shares of Common Stock held by Walsh Manning pursuant to this Prospectus and continuing until Walsh Manning has completed the distribution of such shares. The cessation of market making activities by Walsh Manning during the distribution of the Common Stock pursuant to this Prospectus may have a material adverse effect on the market, including price, for the Common Stock.

                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.
Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Article Sixth of the Company's Amended Certificate of Incorporation and Article X of the Company's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Article Seventh of the Company's Amended Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for any monetary damages (i) for breaches of fiduciary duty of loyalty to the Company or its stockholders' (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation of Law of the state of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York.

                                     EXPERTS


     The consolidated financial statements as of December 31, 1995 and December 31, 1996, incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a registration statement (the "Registration Statement"), under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

================================================================================


     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                                -----------------


                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information .....................................................    2
Information Incorporated by Reference .....................................    2
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    5
Recent Developments .......................................................   11
Use of Proceeds ...........................................................   11
Selling Stockholders and Plan of
   Distribution ...........................................................   12
Indemnification ...........................................................   15
Legal Matters .............................................................   16
Experts ...................................................................   16
Additional Information ....................................................   17








================================================================================

================================================================================




                              RT INDUSTRIES, INC.







                                   ----------

                                   PROSPECTUS

                                   ----------










                                  [     ], 1997


================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances |against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article Sixth of the registrant's Certificate of Incorporation, as amended and restated, and Article X of the registrant's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article Seventh of the registrant's Certificate of Incorporation, as amended and restated, provides that no director of the registrant shall be personally liable to the Company or its stockholders for any monetary damages
(i) for breaches of fiduciary duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing -violation of law; (iii) under Section 174 of the General Corporation of Law of the state of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 25. Other Expenses of Issuance and Distribution

     Expenses payable in connection with the issuance and distribution of the securities being registered (estimated, except in the case of the registration fee) are as follows:



         SEC registration fee ..............................   $16,465.12*
         NASDAQ filing fee .................................     7,500
         Reproduction ......................................     1,000
         Legal fees/expenses and
          accounting fees and expenses .....................    60,000
         Blue Sky fees and expenses (including counsel fees)    10,000
         Miscellaneous expenses ............................       859.55


         Total .............................................   $95,824.67


----------


* An aggregate of $15,503.18 previously paid in connection with the filing of Form S-3 Registration Statement on November 8, 1996 and Amendment No. 2 on February 6, 1997; balance of $961.94 paid in conjunction with the filing of this Amendment No. 4.

     Item 27. Exhibits


  Exhibit No.                 Description
  -----------                 -----------

     4.1            Specimen Common Stock Certificate(1)

     5.1 Opinion of Tenzer & Greenblatt LLP as to the legality of the securities being offered (2)

     23.1           Consent of BDO Seidman, LLP (3)



     23.3           Consent of Tenzer & Greenblatt LLP (included in Exhibit 5.1)

     24.1           Power  of   Attorney   (included   on  Page   II-3  of  this
                    Registration Statement)

----------

(1) Previously supplied by the registrant's Registration Statement on Form S-18 filed with the SEC on April 8, 1992 (Registration No. 33-47037-A).


(2) Previously supplied by the registrant's Registrations Statement on Form S-3 filed with the SEC on November 8, 1996 (Registration No. 33-15803)


(3) Filed by the registrant with this Amendment No. 4 to Registrant's Registration Statement on Form S-3.




     Item 28. Undertakings

     The undersigned registrant hereby undertakes as follows:

         (a)      To file,  during any period in which the registrant  offers or
                  sells  securities,  a  post-effective   amendment(s)  to  this
                  Registration Statement:

               (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

               (3) To include any additional or changed material information with respect to the plan of distribution;

          (b) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

          (c) For determining liability under the Securities Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 22, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES




     In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of Florida, on the 4th day of April, 1997.




                                              RT INDUSTRIES, INC.
                                              ----------------------------------
                                                        (Registrant)




                                              By: /s/Alfred H. Paul
                                                 -------------------------------
                                                 Alfred H. Paul, CFO and Chief
                                                 Accounting Officer






     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement, as amended, has been signed by the following persons in the capacities and on the dates stated:


 Signature                         Title                             Date
 ---------                         -----                             ----



/s/John Kenney
----------------------       Chairman of the                     April 4, 1997
John Kenney                  Board, CEO, President and
                             Director
/s/David Love
----------------------       Director                            April 4, 1997
David Love

/s/Mandel Sherman
----------------------       Director                            April 4, 1997
Mandel Sherman

/s/Alfred H. Paul
----------------------       Chief Financial Officer             April 4, 1997
Alfred H. Paul               and Chief Accounting
                             Officer

                                  EXHIBIT INDEX



  Exhibit No.                Description
  -----------                -----------

      4.1           Specimen Common Stock Certificate(1)

      5.1 Opinion of Tenzer & Greenblatt LLP as to the legality of the securities being offered(2)



      23.1          Consent of BDO Seidman, LLP(3)



      23.3          Consent of Tenzer & Greenblatt LLP (included in Exhibit 5.1)

      24.1          Power  of   Attorney   (included   on  Page   II-3  of  this
                    Registration Statement)

(1) Previously supplied by the registrant's Registration Statement on Form S-18 filed with the SEC on April 8, 1992 (Registration No. 33-47037-A).


(2) Previously supplied by the registrant's Registration Statement on Form S-3 filed with the SEC on November 8, 1996 (Registration No. 33-15803)




(3) Filed by the registrant with this Amendment No. 4 to Registrant's Registration Statement on Form S-3.